                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                     USAIR
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

                               USAir Group, Inc.
                               2345 Crystal Drive
                           Arlington, Virginia 22227

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 28, 1995
                              ARLINGTON, VIRGINIA

                               ----------------

                                                                October 17, 1995

To the Stockholders of
 USAir Group, Inc.

  The 1995 annual meeting of stockholders of USAir Group, Inc. (the "Company") will be held at the Marriott Crystal Forum, 1999 Jefferson Davis Highway, Arlington, Virginia on November 28, 1995 at 9:30 a.m. local time, to consider and act on the following matters:

    1. The election of 15 directors to hold office for one year or until their successors are elected and qualified (Item No. 1).

    2. Ratification of the selection of auditors of the Company for fiscal year 1995 (Item No. 2).

    3. Consideration of five stockholder proposals as described in the accompanying Proxy Statement (Item Nos. 3, 4, 5, 6 and 7).

    4. The transaction of such other business as may properly come before the meeting.

  Eligible stockholders of record at the close of business on October 5, 1995 will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting may be examined at the executive offices of the Company at 2345 Crystal Drive, Arlington, Virginia.

                                          By Order of the Board of Directors

                                                James T. Lloyd
                                                  Secretary

  IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               USAIR GROUP, INC.
                               2345 CRYSTAL DRIVE
                           ARLINGTON, VIRGINIA 22227

                               ----------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 28, 1995

                               ----------------

                                  INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of USAir Group, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders in Arlington, Virginia on November 28, 1995. Enclosed with this Proxy Statement is notice of the meeting, together with a proxy for your signature if you are unable to attend. Stockholders who execute proxies may revoke them at any time before they are voted. Any proxy may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 2345 Crystal Drive, Arlington, Virginia 22227, on or before the business day prior to the meeting or at the meeting itself, a subsequent written notice of revocation or a subsequent proxy relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to the Company's stockholders is October 17, 1995.

  Shares of the Company's common stock, par value $1.00 per share ("Common Stock"), represented by properly executed proxies received prior to or at the meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy of the Company, the shares will be voted in accordance with the recommendations of the Board of Directors.

  Eligible stockholders of record at the close of business on October 5, 1995 (other than holders of the Series B Preferred Stock (as defined below)) are entitled to vote at the meeting. On October 5, 1995 the Company had outstanding 62,472,112 shares of Common Stock, 358,000 shares of Series A Cumulative Convertible Preferred Stock, without par value ("Series A Preferred Stock"), 30,000 shares of Series F Cumulative Convertible Senior Preferred Stock, without par value ("Series F Preferred Stock"), 152.1 shares of Series T-1 Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series T-1 Preferred Stock") and 9,919.8 shares of Series T-2 Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series T-2 Preferred Stock," and together with the Series T-1 Preferred Stock, "Series T Preferred Stock"). Each share of Common Stock is entitled to one vote, each share of Series A Preferred Stock is entitled to 25.8099 votes, each share of Series F Preferred Stock is entitled to 515.295 votes, each share of Series T-1 Preferred Stock is entitled to 487.8049 votes and each share of Series T-2 Preferred Stock is entitled to 378.7879 votes. From time to time, the voting power of the Series F Preferred Stock and Series T Preferred Stock may be limited by then applicable U.S. statutory and U.S. Department of Transportation (the "DOT") regulatory foreign ownership restrictions ("Foreign Ownership Restrictions") the breach of which could result in the loss of any operating certificate or authority of the Company or certain of its subsidiaries. As of the date hereof, the Company does not believe that Foreign Ownership Restrictions limit the voting power of the Series F Preferred Stock and the Series T Preferred Stock and the Company expects that the shares of these series of preferred stock will be entitled to their full voting power at the annual meeting.

REQUIRED VOTES

  The vote of the holders of a plurality of the votes cast by holders of shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting together as a single class, will elect candidates for director (Item No. 1 on your proxy). Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The vote of the holders of at least a majority of the shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class, is required
(i) to ratify the Board of Directors' appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for 1995 (Item No. 2) and (ii) to approve each of the stockholder proposals (Items Nos. 3, 4, 5, 6 and 7). Therefore, abstentions as to these particular proposals will have the same effect as votes against such proposals. Broker non-votes as to these particular proposals, however, will be deemed shares of stock not entitled to vote on such proposals, will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.

                         BENEFICIAL SECURITY OWNERSHIP

  The following information pertains to Common Stock, Series A Preferred Stock, Series F Preferred Stock, Series T Preferred Stock and Depositary Shares ("Depositary Shares"), each representing 1/100 of a share of the Company's $437.50 Series B Cumulative Convertible Preferred Stock, without par value ("Series B Preferred Stock"), beneficially owned by all directors, nominees for director and executive officers of the Company as of August 31, 1995. Unless indicated otherwise, the information refers to ownership of Common Stock. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner).

                                                NUMBER OF                     PERCENT OF
       OWNER                                    SHARES(1)                      CLASS(2)
       -----                                    ---------                     ----------
DIRECTORS AND NOMINEES FOR DIRECTOR
 Robert W. Bogle..............................     3,000
 Warren E. Buffett............................        --(3)                      (3)
 Edwin I. Colodny.............................   109,512(4)
 Mathias J. DeVito............................       700
 George J. W. Goodman.........................       200 Depositary Shares(5)
 John W. Harris...............................     1,000
 Edward A. Horrigan, Jr.......................       500
 Robert LeBuhn................................     8,000
 Sir Colin Marshall...........................        --(6)                      (6)
 Roger P. Maynard.............................        --(6)                      (6)
 John G. Medlin, Jr...........................     2,000
 Hanne M. Merriman............................     1,500

                                                  NUMBER OF                      PERCENT OF
       OWNER                                      SHARES(1)                       CLASS(2)
       -----                                     -----------                     ----------
 Charles T. Munger............................            --(3)                     (3)
 Frank L. Salizzoni...........................       192,800(7)
 Seth E. Schofield............................       507,289(8)
                                                      74,400 Depositary Shares(9)
 Raymond W. Smith.............................           500
 Derek M. Stevens.............................            --(6)                     (6)
EXECUTIVE OFFICERS
                                                 See listing under
 Seth E. Schofield............................   "Directors" above
                                                 See listing under
 Frank L. Salizzoni...........................   "Directors" above
 W. Thomas Lagow..............................       158,211(10)
 James T. Lloyd...............................       164,992(11)
 John P. Frestel, Jr..........................       115,000(12)
27 directors, nominees for director and execu-
tive officers of the Company as a group........  1,730,280.5(13)                    2.8%

--------
 (1) The persons listed also own a number of Preferred Share Purchase Rights (the "Rights") equal to their Common Stock holdings, or, in the case of the Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, Common Stock receivable upon conversion. In addition, such Rights are issuable on a one-for-one basis with respect to shares of Common Stock receivable upon exercise of stock options or conversion of Depositary Shares.
 (2) Percentages are shown only where they exceed one percent of the number of shares outstanding and, in the case of Common Stock holdings, are based on shares of Common Stock outstanding on August 31, 1995.
 (3) Various affiliates of Berkshire Hathaway Inc. ("Berkshire") are recordholders of 358,000 or 100% of the outstanding shares of Series A Preferred Stock. Messrs. Buffett and Munger are Chairman and Chief Executive Officer and Vice Chairman, respectively, of Berkshire and may be deemed to control that company. Messrs. Buffett and Munger each disclaims beneficial ownership of Series A Preferred Stock. See the following table for information concerning the voting power of Series A Preferred Stock.
 (4) The listing of Mr. Colodny's holding includes 40,000 shares of Common Stock issuable within 60 days of August 31, 1995 upon exercise of stock options.
 (5) Mr. Goodman's holding of Depositary Shares is convertible into 498.5 shares of Common Stock.
 (6) A wholly-owned subsidiary of British Airways Plc ("BA") is recordholder of 30,000 or 100% of the outstanding shares of Series F Preferred Stock,
     152.1 or 100% of the outstanding shares of the Series T-1 Preferred Stock and 9,919.8 or 100% of the outstanding shares of the Series T-2 Preferred Stock pursuant to BA's investment agreement dated as of January 21, 1993 with the Company (as amended, the "Investment Agreement"). Messrs. Marshall, Maynard and Stevens are Chairman, Director of Corporate Strategy and Chief Financial Officer, respectively, of BA and have been designated by BA to act as directors of the Company pursuant to the Investment Agreement. Messrs. Marshall, Maynard and Stevens each disclaims beneficial ownership of Series F Preferred Stock and Series T Preferred Stock. See the following table for information concerning the voting power of Series F Preferred Stock and Series T Preferred Stock.
 (7) The listing of Mr. Salizzoni's holding includes 177,800 shares of Common Stock issuable within 60 days of August 31, 1995 upon exercise of stock options and 3,000 shares of Common Stock subject to certain restrictions upon disposition ("Restricted Stock").
 (8) The listing of Mr. Schofield's holding includes 390,569 shares of Common Stock issuable within 60 days of August 31, 1995 upon exercise of stock options.
 (9) Mr. Schofield's holding of Depositary Shares is convertible into 185,442 shares of Common Stock.
(10) The listing of Mr. Lagow's holding includes 153,211 shares of Common Stock issuable within 60 days of August 31, 1995 upon exercise of stock options.
(11) The listing of Mr. Lloyd's holding includes 163,992 shares of Common Stock issuable within 60 days of August 31, 1995 upon exercise of stock options.
(12) The listing of Mr. Frestel's holding includes 102,000 shares of Common Stock issuable within 60 days of August 31, 1995 upon exercise of stock options.
(13) The listing of all directors', nominees' and officers' holdings includes, in the case of Depositary Shares, the number of shares of Common Stock into which the Depositary Shares are convertible, and also includes 1,286,341 shares of Common Stock issuable within 60 days of August 31, 1995 upon exercise of stock options and 3,000 shares of Restricted Stock.

  The only persons known to the Company (from Company records and reports on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC")) which owned, as of August 31, 1995, more than 5% of its Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock are listed below:

                                                                                                    PERCENT
                                NAME AND ADDRESS                             AMOUNT AND NATURE         OF
          TITLE OF CLASS        OF BENEFICIAL OWNER                       OF BENEFICIAL OWNERSHIP   CLASS(1)
          --------------        -------------------                       -----------------------   --------
     Series A Preferred Stock   Berkshire Hathaway Inc.                            358,000(2)         100%(3)
                                1440 Kiewit Plaza
                                Omaha, Nebraska 68131
     Series F Preferred Stock   BritAir Acquisition Corp. Inc.                      30,000(4)         100%(5)
                                75-20 Astoria Blvd.
                                Jackson Heights, New York 11370
     Series T Preferred Stock   BritAir Acquisition Corp. Inc.                            (6)         100%(5)
                                75-20 Astoria Blvd.
                                Jackson Heights, New York 11370
     Common Stock               State Street Bank and                            3,143,125(7)           5%
                                  Trust Company, Trustee
                                225 Franklin Street
                                Boston, Massachussetts 02110
     Common Stock               Waddell & Reed Financial Services, Inc.          4,738,500(8)         7.6%
                                6300 Lamar Avenue
                                Shawnee Mission, Kansas 66201
     Common Stock               The Equitable Companies                          5,707,925            9.1%
                                  Incorporated
                                787 Seventh Avenue
                                New York, New York 10019

--------
(1) Represents percent of class of stock outstanding on August 31, 1995.
(2) Number of shares as to which such person has shared voting power--358,000; shared dispositive power--358,000.
(3) These shares of Series A Preferred Stock are owned directly by affiliates of Berkshire, are convertible, under certain circumstances and subject to certain antidilution adjustments, into 9,239,944 shares of Common Stock and represent approximately 10.2% of the combined voting power of the outstanding Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, at the meeting. A number of Rights, equal to the number of shares of Common Stock into which the Series A Preferred Stock is convertible, is also owned by this person. As disclosed above, two directors of the Company, Messrs. Buffett and Munger, may be deemed to control Berkshire and disclaim beneficial ownership of Series A Preferred Stock.
(4) Number of shares as to which BA has sole voting power and sole dispositive power--30,000.
(5) BritAir Acquisition Corp. Inc. is a wholly-owned subsidiary of BA and owns Series F Preferred Stock and Series T Preferred Stock pursuant to the Investment Agreement. Series F Preferred Stock and Series T Preferred Stock are convertible, under certain circumstances on or after January 21, 1997 and subject to certain antidilution adjustments and Foreign Ownership Restrictions, into a total of 15,458,851 and 3,831,695 shares of Common Stock, respectively. Together, the Series F Preferred Stock and Series T Preferred Stock represent approximately 21.2% of the combined voting power of the outstanding Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, at the meeting. A number of Rights, equal to the number of shares of Common Stock into which the Series F Preferred Stock and Series T Preferred Stock are convertible, is also owned by this person. As disclosed above, three directors of the Company, Messrs. Marshall, Maynard and Stevens, have been designated by BA to act as directors of the Company pursuant to the Investment Agreement and disclaim beneficial ownership of Series F Preferred Stock and Series T Preferred Stock.
(6) Reflects 152.1 or 100% of the outstanding shares of Series T-1 Preferred Stock and 9,919.8 or 100% of the outstanding shares of Series T-2 Preferred Stock. BA has sole voting power and sole dispositive power as to all these outstanding shares of Series T Preferred Stock.
(7) Of these shares, 2,161,921 are held by such person under the USAir, Inc. Employee Stock Ownership Plan (shared voting power and shared dispositive power--2,161,921 shares), 981,166 are held by such person as trustee under various collective investment funds for employee benefit plans and other index accounts (sole voting power and sole dispositive power--981,166 shares) and 38 are held by such person as trustee/co-trustee under various personal trust accounts (shared voting power and shared dispositive power--38 shares).
(8) Waddell & Reed Investment Management Company has sole voting power and sole dispositive power over 3,217,200 of these shares and Waddell & Reed Asset Management Company has sole voting power and sole dispositive power over 1,521,300 of these shares. Each of Waddell & Reed Investment Management Company and Waddell & Reed Asset Management Company is an indirect, wholly-owned subsidiary of Waddell & Reed Financial Services, Inc.
(9) The Equitable Life Assurance Society of the United States has sole voting power and sole dispositive power over 1,792,500 of these shares and Alliance Capital Management L.P. has sole voting power and sole dispositive power over 3,915,425 of these shares. Each of the Equitable Life Assurance Society of the United States and Alliance Capital Management L.P. is an indirect subsidiary of The Equitable Companies Incorporated.

BRITISH AIRWAYS INVESTMENT AGREEMENT

  On January 21, 1993, the Company entered into the Investment Agreement with BA. On the same date, BA purchased Series F Preferred Stock from the Company for $300 million. In June 1993, pursuant to certain preemptive and optional purchase rights under the Investment Agreement, BA purchased Series T-1 Preferred Stock and Series T-2 Preferred Stock from the Company for an aggregate purchase price of approximately $100.7 million.

  Under the terms of the Investment Agreement, assuming the Series F Preferred Stock or any shares issued upon conversion thereof are outstanding and BA has not sold any shares of preferred stock issued to it by the Company or any common stock or other securities received upon conversion or exchange of the preferred stock, BA is entitled at its option to elect to purchase from the Company, on or prior to January 21, 1996, 50,000 shares of Series C Cumulative Convertible Senior Preferred Stock, without par value ("Series C Preferred Stock"), at a purchase price of $10,000 per share, to be paid by BA's surrender of the Series F Preferred Stock and a payment of $200 million (the "Second Purchase"), and, on or prior to January 21, 1998, assuming that BA has purchased or is purchasing simultaneously Series C Preferred Stock, 25,000 (or more in certain circumstances) shares of Series E Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series E Preferred Stock'), at a purchase price of $10,000 per share (the "Final Purchase"). Series E Preferred Stock is exchangeable under certain circumstances at the option of the Company into certain debt securities of the Company. If the DOT approves all the acts and transactions contemplated by the Investment Agreement, at the election of either BA or the Company on or prior to January 21, 1998, BA's purchase of the Series C Preferred Stock (unless previously consummated) and BA's purchase of the Series E Preferred Stock would be consummated under certain circumstances. If BA has not elected to purchase the Series C Preferred Stock by January 21, 1996, then the Company may at its option redeem, in whole or in part, Series F Preferred Stock at the higher of market value or the price of $10,000 per share, plus accrued dividends. At August 31, 1995, the Company's capital surplus was exhausted and therefore, under Delaware law, the Company is subject to certain legal prohibitions on its ability to repurchase or redeem its own shares of capital stock for cash or other property. On March 7, 1994, BA announced that it would not make any additional investments in the Company until the outcome of the Company's efforts to reduce its costs and improve its financial results is known. The Company cannot predict in any event whether or when the Second Purchase or the Final Purchase will be consummated.

  The preceding summary of the Investment Agreement, the Series F Preferred Stock, the Series T Preferred Stock, the Series C Preferred Stock and the Series E Preferred Stock and any other references to such documents or securities herein do not purport to be complete and are subject to, and qualified in their entirety by reference to, Appendices I-IX to the Company's Proxy Statement dated April 26, 1993 and the material under the captions "Business--British Airways Announcement Regarding Additional Investments in the Company" and "--British Airways Investment Agreement" in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

                       ELECTION OF DIRECTORS (ITEM NO. 1)

  As required by the Investment Agreement, the Board of Directors amended the Company's By-Laws on January 21, 1993 to increase the authorized number of directors by three and immediately thereafter elected Messrs. Marshall, Maynard and Stevens to fill the new directorships. Under the Investment Agreement, the Company is required to use its best efforts to ensure that the slate of persons nominated by the Company for election as directors of the Company includes that number of persons designated by BA that is the percentage of the total then authorized number of directors, which will be reduced to 15 immediately prior to the 1995 annual meeting of stockholders, of the Company that is nearest to but not greater than the percentage (but in no event greater than 25%) of the aggregate voting power of the securities that vote with the Common Stock as a single class for the election of directors of the Company then held by BA and its wholly-owned subsidiaries. Under this provision of the Investment Agreement, BA is entitled to designate three nominees for election to the Board of Directors and has accordingly designated Messrs. Marshall, Maynard and Stevens. Each of the nominees listed below, except Mr. Bogle, is currently a director of the Company and was elected in 1994 by the stockholders of the Company. Each director of the Company is also a director of the Company's principal operating subsidiary, USAir, Inc. ("USAir"). Directors will be elected to hold office for one year or until the election and qualification of their successors. Proxies will be voted only for the nominees named below. Except as noted otherwise, the following biographies describe the business experience of each nominee for at least the past five years. Messrs. Buffett and Munger, currently directors of the Company, are not standing for re-election.

                                                                       SERVED AS
                                                                       DIRECTOR
                                                                         SINCE
                                                                       ---------
Robert W. Bogle, 57.  Mr. Bogle is President and Chief Executive Offi-     --
                      cer of The Philadelphia Tribune, the nation's
                      oldest newspaper addressed to the African Ameri-
                      can community. He assumed his position in May
                      1989 and previously held other high-level posi-
                      tions at the newspaper. In June 1995, Mr. Bogle
                      completed his tenure as President of the Na-
                      tional Newspaper Publishers Association, a trade
                      association comprising the publishers of 205
                      Black-owned newspapers from across the nation.
                      Mr. Bogle is Chairman of the Council of Trustees
                      at Cheyney University, serves on the Executive
                      Committee of the Greater Philadelphia Chamber of
                      Commerce and is a board advisor to the United
                      Negro College Fund. He is also a member of the
                      Executive Committee of the Boy Scouts of Ameri-
                      ca, a member of the Union League of Philadel-
                      phia, and a life member of Kappa Alpha Psi fra-
                      ternity. Mr. Bogle is Vice Chairman of The Hos-
                      pitals and Higher Education Authority of Phila-
                      delphia and Vice Chairman of Amalgamated Pub-
                      lishers, Inc. He serves on the Board of Direc-
                      tors of The American Red Cross, Presbyterian
                      Medical Center of Philadelphia, the Police Ath-
                      letic League, the Christian Street YMCA, and The
                      American Heart Association. Mr. Bogle is also a
                      founding member of United Media of Philadelphia,
                      an organization comprised of media owned and op-
                      erated by African Americans.

                                                                                  SERVED AS
                                                                                   DIRECTOR
                                                                                    SINCE
                                                                                  ---------
Edwin I. Colodny, 69........  Mr. Colodny is of counsel to the law firm of           1975
                              Paul, Hastings, Janofsky & Walker. He retired as
                              Chairman of the Company and of USAir in July
                              1992. He served as Chief Executive Officer of
                              USAir from 1975 until retiring as an employee of
                              USAir in June 1991. Mr. Colodny is a Director of
                              Lockheed Martin Corporation, Comsat Corporation
                              and Esterline Technologies, Inc., and is a mem-
                              ber of the Board of Trustees of the University
                              of Rochester. He is a member of the Finance and
                              Planning and Nominating Committees of the Board
                              of Directors.
Mathias J. DeVito, 65.......  Mr. DeVito is Chairman of the Board of The Rouse       1981
                              Company (real estate development and manage-
                              ment). He also serves as a Director of First
                              Maryland Bancorp and subsidiaries of The Rouse
                              Company. He is a member of the Board of the
                              Business Committee for the Arts, Chairman of the
                              Board of Empower Baltimore Management Corpora-
                              tion and former Chairman of the Greater Balti-
                              more Committee. Mr. DeVito is Chairman of the
                              Compensation and Benefits Committee and a member
                              of the Finance and Planning and Safety Commit-
                              tees of the Board of Directors.
George J. W. Goodman, 65....  Mr. Goodman is President of Continental Fideli-        1978
                              ty, Inc., which provides editorial and invest-
                              ment services. He is the author of a number of
                              books and articles on finance and economics un-
                              der the pen name "Adam Smith" and is the host of
                              a television series of that name seen on public
                              broadcasting stations in the U.S. and on other
                              networks abroad. He is a Director of Cambrex
                              Corporation. Mr. Goodman also serves as a member
                              of the Advisory Committee of the Center for In-
                              ternational Relations at Princeton University,
                              and is a Trustee of the Urban Institute. He is a
                              member of the Compensation and Benefits and Fi-
                              nance and Planning Committees of the Board of
                              Directors.
John W. Harris, 48..........  Mr. Harris is President of The Harris Group            1991
                              (real estate development). From 1972 through
                              1991, he was President of The Bissell Companies,
                              Inc. (real estate development). He is a Director
                              of Southern Bell Telephone and Telegraph Company
                              and Dominion Resources, Inc. Mr. Harris is for-
                              mer Chairman of the Greater Charlotte Chamber of
                              Commerce and a member of the Board of Trustees
                              of the University of North Carolina and serves
                              on the boards of several community service orga-
                              nizations. He is Chairman of the Safety Commit-
                              tee and a member of the Audit and Compensation
                              and Benefits Committees of the Board of Direc-
                              tors.

                                                                                      SERVED AS
                                                                                      DIRECTOR
                                                                                       SINCE
                                                                                     ---------
Edward A. Horrigan, Jr., 66...  Mr. Horrigan is the former Chairman of the Board       1987
                                of Directors of Liggett Group Inc. (consumer
                                products), a position he had held from May 1993
                                until his retirement in December 1994. He is
                                also the retired Vice Chairman of the Board of
                                RJR Nabisco, Inc. and retired Chairman and Chief
                                Executive Officer of R. J. Reynolds Tobacco Com-
                                pany, Winston-Salem, North Carolina (consumer
                                products). He is a Director of the Haggai Foun-
                                dation. Mr. Horrigan is a member of the Audit
                                and Nominating Committees of the Board of Direc-
                                tors.
Robert LeBuhn, 63.............  Mr. LeBuhn was the Chairman of Investor Interna-       1966
                                tional (U.S.), Inc. (investments) until his re-
                                tirement in January 1995. He is now a private
                                investor and is a Director
                                of Acceptance Insurance Companies, Lomas Finan-
                                cial Corp., Cambrex Corporation and Enzon, Inc.
                                He is Trustee and President of the Geraldine R.
                                Dodge Foundation, Morristown, New Jersey and is
                                a member of the New York Society of Security
                                Analysts. He is Chairman of the Finance and
                                Planning Committee and a member of the Nominat-
                                ing Committee of the Board of Directors.
Sir Colin Marshall, 61........  Sir Colin was elected Chairman of BA in February       1993
                                1993. Previously, he had been Chief Executive of
                                BA and a member of BA's Board of Directors since
                                1983. Sir Colin is a Director of British Tele-
                                communications Plc, HSBC Holdings Plc, and
                                Qantas Airways Limited. He is also a member of
                                the Board of Directors of the New York Stock Ex-
                                change. Sir Colin is a member of the Finance and
                                Planning Committee of the Board of Directors.
Roger P. Maynard, 52..........  Mr. Maynard has been Director of Corporate             1993
                                Strategy of BA since 1991. Previously, from
                                1987, he had held various positions at BA, in-
                                cluding Director of Investor Relations & Market-
                                place Performance and Executive Vice President
                                North America. Mr. Maynard is a Director of
                                Qantas Airways Limited. He is a member of the
                                Nominating, Compensation and Benefits and Safety
                                Committees of the Board of Directors.
John G. Medlin, Jr., 61.......  Mr. Medlin is Chairman of the Board and, until         1987
                                December 31, 1993, was Chief Executive Officer
                                of Wachovia Corporation (bank holding company).
                                Mr. Medlin also serves as a Director of
                                BellSouth Corporation, Burlington Industries,
                                Inc., Media General, Inc., National Services In-
                                dustries, Inc., RJR Nabisco Holdings Corp. and
                                Nabisco Holdings Corp. He is Chairman of the
                                Nominating Committee and a member of the Compen-
                                sation and Benefits Committee of the Board of
                                Directors.

                                                                                  SERVED AS
                                                                                   DIRECTOR
                                                                                     SINCE
                                                                                  ---------
Hanne M. Merriman, 53..... Mrs. Merriman is the Principal in Hanne Merriman          1985
                           Associates (retail business consultants). Previ-
                           ously, she served as President of Nan Duskin,
                           Inc. (retailing), President and Chief Executive
                           Officer of Honeybee, Inc., a division of Spie-
                           gel, Inc., and President of Garfinckel's, a di-
                           vision of Allied Stores Corporation. Mrs. Merri-
                           man is a Director of CIPSCO, Inc. Central Public
                           Service Company, State Farm Mutual Automobile
                           Insurance Company, The Rouse Company, Ann Taylor
                           Stores Corporation and T. Rowe Price Mutual Funds.
                           She is a member of the National Women's Forum and a
                           Trustee of The American-Scandinavian Foundation.
                           She was a member of the Board of Directors of the
                           Federal Re-serve Bank of Richmond, Virginia from
                           1984-1990 and served as Chairman in 1989-1990. Mrs.
                           Merriman is Chairman of the Audit Committee and is
                           a member of the Nominating and Safety Committees of
                           the Board of Directors.
Frank L. Salizzoni, 57.... Mr. Salizzoni was elected President and Chief             1994
                           Operating Officer of the Company and USAir, ef-
                           fective April 1, 1994, and was elected to the
                           Board of Directors on May 25, 1994. Previously,
                           Mr. Salizzoni was Vice Chairman and Chief Finan-
                           cial Officer of Trans World Airlines and Trans
                           World Corporation until 1987, when he became
                           Vice Chairman and Chief Financial Officer of TW
                           Services, Inc. (food service). He was Chairman
                           and Chief Executive Officer of TW Services from
                           April 1987 until August 1989, just before that
                           company went private. Mr. Salizzoni was associ-
                           ated with Mancusco and Co. (investments) from
                           August 1989 until he was elected Executive Vice
                           President--Finance of the Company and of USAir
                           in November 1990. Mr. Salizzoni is a Director of
                           H&R Block, Inc. and SKF USA, Inc. He is a member
                           of the board of directors of Georgetown Univer-
                           sity and serves as a member of Georgetown
                           University's Committee on Medical Center Af-
                           fairs.
Seth E. Schofield, 56..... Mr. Schofield is Chairman of the Board of Direc-          1989
                           tors and Chief Executive Officer of the Company
                           and USAir. As discussed below, Mr. Schofield
                           will retire from those positions and as a direc-
                           tor of the Company and USAir once a successor is
                           elected and assumes the duties of Chairman of
                           the Board of Directors and Chief Executive Offi-
                           cer of the Company and USAir. Mr. Schofield was
                           elected Chairman of the Board of Directors of
                           the Company and USAir in June 1992. In June 1991
                           he was elected President and Chief Executive Of-
                           ficer of the Company and of

                                                                          SERVED AS
                                                                          DIRECTOR
                                                                            SINCE
                                                                          ---------
                         USAir. In June 1990 he was elected President and
                         Chief Operating Officer of USAir. He had served
                         as Executive Vice President--Operations of USAir
                         since 1981. Mr. Schofield joined USAir in 1957
                         and has held various corporate staff positions.
                         Mr. Schofield is a Director of the Erie Insur-
                         ance Group, the PNC Bank, N.A., USX Corp., the
                         Greater Washington Board of Trade, the Flight
                         Safety Foundation, and the Greater Pittsburgh
                         Council of the Boy Scouts of America. Mr. Scho-
                         field is Chairman of the Board of Directors of
                         the Greater Pittsburgh Chamber of Commerce, and
                         a Board Member of the Pennsylvania Business
                         Roundtable, Penn's Southwest Association, the
                         Virginia Business Council and a member of the
                         Desai Capital Management Advisory Board. He is
                         also a member of the Allegheny Conference on
                         Community Development, the Federal City Council
                         and serves on the Board of Trustee of the Uni-
                         versity of Pittsburgh and Westminster College.
Raymond W. Smith, 58.... Mr. Smith is Chairman of the Board and Chief Ex-   1990
                         ecutive Officer of Bell Atlantic Company, which
                         is engaged principally in the telecommunications
                         business and is one of the seven regional compa-
                         nies formed as a result of the divestiture of
                         the Bell System. Previously, Mr. Smith had
                         served as Vice Chairman and President of Bell
                         Atlantic and Chairman of The Bell Telephone Com-
                         pany of Pennsylvania. He is a member of the
                         Board of Directors of CoreStates Financial Com-
                         pany, a trustee of the University of Pittsburgh
                         and is active in many civic and cultural organi-
                         zations. He is a member of the Compensation and
                         Benefits and Nominating Committees of the Board
                         of Directors.
Derek M. Stevens, 56.... Mr. Stevens has been Chief Financial Officer of    1993
                         and a Director of BA since 1989. Previously,
                         from 1981, he was Finance Director of TSB Group
                         plc (financial institution). He is a Director of
                         Commercial Union Assurance Plc. Mr. Stevens is a
                         member of the Audit Committee of the Board of
                         Directors.

  The law firm of Paul, Hastings, Janofsky and Walker, with which Mr. Colodny is affiliated on an Of Counsel basis, provided legal services to USAir during 1994 and has also provided such services during 1995.

--------

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
  The Board of Directors of the Company held eleven meetings in 1994. The Board of Directors has established the following committees: Finance and Planning Committee, Compensation and Benefits Committee ("Compensation Committee"), Audit Committee, Nominating Committee and Safety Committee.

During 1994, the Finance and Planning Committee held four meetings, the Compensation Committee held six meetings, the Audit Committee held six meetings and the Nominating Committee held one meeting. The Safety Committee became a standing committee in 1995.

  The Compensation Committee reviews the salaries, incentive compensation, stock option and restricted stock grants, retirement and other benefits which accrue to officers of the Company and its subsidiaries. The Compensation Committee makes recommendations to the Board of Directors concerning the adequacy of existing and proposed levels of compensation and benefits.

  The Audit Committee, in consultation with financial officers of the Company and the independent public accountants, assists in establishing the scope of the annual audit. The Audit Committee (1) reviews annual and quarterly financial statements and periodic reports filed with the SEC, (2) recommends to the Board of Directors the appointment of independent public accountants, (3) reviews the annual programs of the internal audit staff and (4) reviews programs designed to protect and maintain the assets of the Company, including insurance and internal security programs.

  The Nominating Committee is responsible for making recommendations regarding the nomination of individuals for election to the Board of Directors. The Nominating Committee will consider individuals recommended by stockholders. Any such recommendation must be submitted in writing prior to January 1 of each year, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and should be addressed to the Nominating Committee, in care of the Secretary of the Company.

  During 1994, each of the incumbent directors attended 75 percent or more of the meetings of the Board of Directors and of the committees on which the director served.

COMPENSATION OF DIRECTORS
  In 1994, each incumbent director, except Messrs. Schofield and Salizzoni, was paid a retainer fee of $18,000 per year for service on the Board of Directors of the Company and a fee of $600 per Board meeting or committee meeting attended. Consistent with a comprehensive cost reduction program at USAir, the retainer fee was reduced by 20% to $14,400 for an eighteen-month period commencing January 1, 1992 and ending on June 30, 1993. For the period from January 1, 1995 through September 1995, the retainer fee was reduced to $14,000 per year. It has been restored to $18,000 per year. Mr. LeBuhn, Chairman of the Finance and Planning Committee, Mr. DeVito, Chairman of the Compensation Committee, Mrs. Merriman, Chairman of the Audit Committee, Mr. Medlin, Chairman of the Nominating Committee, and Mr. Harris, Chairman of the Safety Committee, each receives an additional fee of $2,000 per year for serving in those respective capacities. Each of Messrs. Schofield and Salizzoni receives a salary in his capacity as an officer of USAir and receives no additional compensation as a director of the Company and USAir.

  In 1987, the Company established a retirement plan for directors who are not also employees of the Company and its subsidiaries. The plan provides that such directors shall be eligible to receive retirement benefits thereunder if they have attained seventy years of age and served at least five consecutive years on the Board of Directors or, if they have not attained age seventy, have served for at least ten consecutive years on the Board of Directors. Eligible directors receive an annual retirement benefit equal to the highest annual retainer in effect for active directors during the five years prior to retirement. If the annual retainer for active directors is increased, the annual retirement benefit paid to retired directors is increased by an amount equal to 50% of the increase in retainer paid to active directors. If a director dies prior to retirement and had served for at least five consecutive years on the Board of Directors, the deceased director's surviving spouse is eligible under the plan to receive, for a period of five years following such death, an annual death benefit equal to 50% of the annual retainer paid to such director at the time of his or her death. If a retired eligible director dies, the director's surviving spouse is eligible under the plan to receive, for a period of five years following such death, 50% of the annual retirement benefit payable to the director at the time of his or her death. The plan is administered by the Compensation Committee.

EXECUTIVE OFFICERS
  Information about the executive officers of the Company and USAir was provided in the combined Annual Report of the Company and USAir on Form 10-K for the year ended December 31, 1994. Since the filing of that report, in September 1995 Seth E. Schofield, the Chairman of the Board of Directors and Chief Executive Officer of the Company and USAir, announced that he will retire from those positions once a successor is elected and assumes the duties of those positions. The Boards of Directors of the Company and USAir have formed a special committee of non-management directors to conduct a search for Mr. Schofield's successor. Mr. DeVito is the chairman of the special committee.

  Also since the filing of the Form 10-K report, Robert C. Oaks has been elected Senior Vice President-Operations of USAir, as of July 31, 1995. Robert Oaks, 59 years old, joined USAir in December 1994 as its Vice President-Corporate Safety and Regulatory Compliance. He is a retired United States Air Force general. His last post in his 35-year career with the Air Force was as commander of U.S. Air Forces in Europe. Prior to that post, he was commander of the Air Training Command, the service's organization responsible for all initial training, including flight training.

COMPENSATION OF EXECUTIVE OFFICERS

  The Summary Compensation Table below sets forth the compensation paid during the years indicated to each of the Chief Executive Officer and the four remaining most highly compensated executive officers of the Company (including its subsidiaries). As discussed above, Mr. Schofield will retire from his positions as Chairman and Chief Executive Officer of the Company and USAir once a successor is elected and assumes the duties of those positions.

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                          -----------------------------------------  ------------------------
                                                          OTHER
   NAME AND PRINCIPAL                                     ANNUAL     RESTRICTED STOCK               ALL OTHER
        POSITION          YEAR   SALARY     BONUS      COMPENSATION     AWARDS(F)     OPTIONS    COMPENSATION(H)
   ------------------     ---- ----------- --------    ------------  ---------------- -------    ---------------
Seth E. Schofield.......  1994 $500,000    $      0      $116,136(E)        --          --          $ 74,821
 Chairman and Chief       1993 $475,635(C) $      0      $275,601(E)        --          --          $ 64,302
 Executive Officer of     1992 $412,981(C) $      0      $174,792(E)        --          5,569       $ 38,495
 the Company and of
 USAir
Frank L. Salizzoni(A)...  1994 $385,769    $      0      $ 11,020(E)        --        100,000(G)    $167,160(I)
 President and Chief      1993 $317,558(C) $      0      $ 45,374(E)        --          --          $ 52,222
 Operating Officer of     1992 $231,249(C) $      0      $ 26,892(E)        --          2,800       $ 34,382
 the Company and of
 USAir
W. Thomas Lagow(B)......  1994 $325,000    $      0         --              --          --          $286,225(J)
 Executive Vice           1993 $310,058(C) $      0         --              --          --          $282,521(K)
 President--Marketing of  1992 $234,258(C) $125,000(D)      --              --        153,211       $ 17,617(L)
 USAir
James T. Lloyd..........  1994 $275,000    $      0      $ 18,705(E)        --          --          $ 40,424
 Executive Vice           1993 $257,365(C) $      0      $ 73,215(E)        --          --          $ 36,188
 President, General       1992 $211,058(C) $      0      $ 47,974(E)        --          2,492       $ 21,382
 Counsel and Secretary
 of the Company;
 Executive Vice
 President and General
 Counsel of USAir
John P. Frestel, Jr.....  1994 $275,000    $      0      $ 30,682(E)        --          --          $ 45,866
 Senior Vice President--  1993 $248,750(C) $      0      $ 48,805(E)        --          --          $ 37,363
 Human Resources of       1992 $178,750(C) $      0      $ 31,717(E)        --         2,000        $ 19,821
 USAir

--------
(A) Mr. Salizzoni was named President and Chief Operating Officer of the Company and USAir effective April 1, 1994.
(B) Mr. Lagow's employment with USAir commenced on February 7, 1992.
(C) Amounts disclosed reflect reductions in salary during (i) 1993 of $24,365, $12,250, $14,942, $10,904 and $8,750, and (ii) 1992 of $87,019, $43,750,
    $49,272, $38,942 and $31,250 for Messrs. Schofield, Salizzoni, Lagow, Lloyd and Frestel, respectively, which were implemented for all USAir officers for a fifteen-month period commencing on January 1, 1992 and ending on March 29, 1993 pursuant to a comprehensive cost reduction program at USAir.
(D) Paid to Mr. Lagow in the form of a "sign-on bonus."
(E) Amounts disclosed include for (i) 1994, $108,633, $10,391, $18,705, and
    $30,518, (ii) 1993, $271,288, $33,259, $73,215, and $48,805 and (iii)
    1992, $171,410, $22,523, $47,974 and $31,717, received by Messrs.
    Schofield, Salizzoni, Lloyd and Frestel, respectively, to cover incremental tax liability resulting from income derived from the lapsing of restrictions on the disposition of Restricted Stock. Restricted Stock is Common Stock. subject to certain restrictions on disposition. Any amounts disclosed in the column that are in excess of the amounts disclosed in the preceding sentence represent income derived from personal travel on USAir.
(F) At December 31, 1994, Messrs. Schofield, Salizzoni, Lloyd and Frestel owned 10,000, 3,000, 1,000 and 1,000 shares of Restricted Stock, respectively. At the fair market value of the Common Stock on that date, these holdings of Restricted Stock were valued at $42,500, $12,750, $4,250 and $4,250, respectively. Restricted Stock is eligible to receive dividends; however, the Company has not paid dividends on its Common Stock since the second quarter of 1990.
(G) Non-qualified stock option grant on April 1, 1994, the date Mr. Salizzoni was named President and Chief Operating Officer of the Company and USAir.
(H) Under USAir's split dollar life insurance plan, described under "Additional Benefits" below, individual life insurance coverage is available to the named officers. During 1992, each officer paid the amount of the premium associated with the term life component of the coverage. In 1993, USAir commenced paying the premium associated with this coverage. In 1992, 1993 and 1994, USAir paid the remainder of the premium associated with the whole life component of the coverage. If all assumptions as to life expectancy and other factors occur in accordance with projections, USAir expects to recover the premiums it pays with respect to the whole life component of the coverage. The following amounts reflect the value of the benefits accrued during the years indicated, calculated on an actuarial basis, ascribed to the insurance policies purchased on the lives of the named officers (plus, with respect to 1993 and 1994, the dollar value of premiums paid by USAir with respect to term life insurance):
    1994--Mr. Schofield--$31,194; Mr. Salizzoni--$27,722; Mr. Lagow--$10,225;
    Mr. Lloyd--$18,424 and Mr. Frestel--$21,188; 1993--Mr. Schofield--$29,328,
    Mr. Salizzoni--$26,010, Mr. Lagow--$9,716, Mr. Lloyd--$17,291 and Mr.
    Frestel--$18,661; 1992--Mr. Schofield--$38,495; Mr. Salizzoni--$34,382;
    Mr. Lagow--$12,902; Mr. Lloyd--$21,382 and Mr. Frestel--$19,821. During 1994 and 1993, USAir made contributions to the accounts of Messrs. Schofield, Salizzoni, Lagow, Lloyd and Frestel in certain defined contribution pension plans in the following amounts: 1994--$43,627, $38,192, $26,000, $22,000 and $24,678, respectively, and 1993--$34,974,
    $26,212, $22,805, $18,897 and $18,702, respectively.
(I) Amount disclosed also reflects $101,246 for reimbursement of relocation expenses.
(J) Upon the commencement of his employment, USAir agreed to pay Mr. Lagow $1 million over four years, which amount was intended to compensate him for restricted stock and stock options which he forfeited when he left his former employer. The amount disclosed includes the second installment, $250,000, of the total payment.
(K) Amount disclosed includes the first installment, $250,000, of the total payment referred to in footnote (J).
(L) Amount disclosed also reflects $4,715 for reimbursement of relocation expenses.

  USAir will enter into an agreement with Mr. Schofield pursuant to which Mr. Schofield will provide consulting services to the Company and USAir for a period of six months immediately following his retirement, for which period Mr. Schofield will be paid at his current salary rate.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides information on option grants in fiscal year 1994 to the named executive officers. No option grants were made to Messrs. Schofield, Lagow, Lloyd or Frestel.

                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                      ASSUMED ANNUAL RATES OF STOCK
                                                                      PRICE APPRECIATION FOR OPTION
                          INDIVIDUAL GRANTS                                       TERM
 -------------------------------------------------------------------- -----------------------------
                                     PERCENT OF
                                       TOTAL
                                    OPTIONS/SARS
                                     GRANTED TO
                          OPTIONS/   EMPLOYEES   EXERCISE
                            SARS     IN FISCAL   OR BASE  EXPIRATION
          NAME            GRANTED     YEAR(B)    PRICE(C)    DATE     0%       5%          10%
          ----           ---------- ------------ -------- ----------- --- ------------ ------------
Frank L. Salizzoni...... 100,000(a)     31%       $7.75   May 1, 2004 $ 0 $    492,536 $  1,251,180
All common
 stockholders(d)........                                                  $277,755,531 $728,452,620

--------
(a) These options were granted as of April 1, 1994. Twenty-five percent of these options vested on the first anniversary of their grant (April 1, 1995), an additional 25% will vest on the second anniversary of their grant (April 1, 1996), and the remaining 50% will vest on the third anniversary of their grant (April 1, 1997). None of these options is accompanied by stock appreciation rights.
(b) Based on total grants of options to purchase 321,000 shares of Common Stock awarded during 1994.
(c) The exercise price and tax withholding obligation related to exercise may be paid by delivery of previously-owned shares or by offset of the underlying shares, subject to certain conditions.
(d) Represents the increase in aggregate market value of all shares of Common Stock outstanding as of April 1, 1994, from that date to May 1, 2004 at the assumed rate of stock price appreciation specified.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information on the number of options held by the named executive officers at fiscal year-end 1994. None of the officers exercised any options during 1994 and none of the unexercised options held by these officers was in-the-money based on the fair market value of the Common Stock on December 31, 1994 ($4.25).

                                                        NUMBER OF UNEXERCISED
                                                            OPTIONS/SARS
                                                         AT FISCAL YEAR-END
                                                      -------------------------
     NAME                                             EXERCISABLE UNEXERCISABLE
     ----                                             ----------- -------------
Seth E. Schofield....................................   395,069            0
Frank L. Salizzoni...................................   152,800      100,000
W. Thomas Lagow......................................    63,211       90,000
James T. Lloyd.......................................   169,742            0
John P. Frestel, Jr. ................................   102,000            0

RETIREMENT BENEFITS

  Prior to 1993, USAir's Retirement Plan (the "Retirement Plan") for its salaried employees was comprised of two qualified plans. The Retirement Plan was designed so that the two plans, when aggregated, would provide noncontributory benefits based upon both years of service and the employee's highest three-year average annual compensation during the last ten calendar years of service. The primary plan is a defined benefit plan which provides a benefit based on the factors mentioned above. The primary plan is integrated with the Social Security program so that the benefits provided thereunder are reduced by a portion of the employee's benefits from Social Security. USAir's contributions to the primary plan are not allocated to the account of any particular employee. The primary plan was frozen on December 31, 1991, and accordingly, retirement benefits payable under the plan were determinable on that date.

  The secondary plan is a target benefit defined contribution plan. The secondary plan was established in 1983 as a result of changes to the Internal Revenue Code (the "Code"), which lowered the maximum benefit payable from a defined benefit plan. In the event that the benefit produced under the primary plan formula cannot be accrued for any employee covered by such plan because of the limit on benefits payable under defined benefit plans, contributions will be made on behalf of such employee to the secondary plan. Such contributions will be calculated to provide the benefit produced under the formula in the primary plan in excess of such limit, to the extent permitted under the Code's limitation on the contributions to defined contribution plans. USAir's contributions to the secondary plan are allocated to individual employees' accounts. During 1994, no contributions were made to any executive officer's account. The secondary plan was also frozen on December 31, 1991.

  Under the Retirement Plan, benefits usually begin at the normal retirement age of 65. The Retirement Plan also provides benefits for employees electing early retirement from ages 55 through 64. If such an election is made, the benefits may be reduced to reflect the longer interval over which the benefits will be paid. Executive officers participate in the Retirement Plan on the same basis as other employees of USAir.

  Contributions to and benefits payable under the Retirement Plan must be in compliance with the applicable guidelines or maximums established by the Code. USAir has adopted an unfunded supplemental plan which will provide those benefits which would otherwise be payable to officers under the Retirement Plan, but which, under the Code, are not permitted to be funded or paid through the qualified plans maintained by USAir. Benefit accruals under the supplemental plan also ceased upon the freezing of the Retirement Plan on December 31, 1991. Such supplemental plan provides that any benefits under the unfunded supplemental plan will be paid in the form of a single, lump sum payment. Such supplemental plans are specifically provided for under applicable law and have been adopted by many corporations under similar circumstances. Messrs. Schofield, Salizzoni, Lloyd and Frestel are currently entitled to receive retirement benefits in excess of the limitations established by the Code.

  The following table presents the noncontributory benefits payable per year for life to employees under the Retirement Plan and the unfunded supplemental plan described above, assuming normal retirement in the current year. The table also assumes the retiree would be entitled to the maximum Social Security benefit in addition to the amounts shown.

FINAL EARNINGS                NONCONTRIBUTORY PENSION BASED ON YEARS OF SERVICE
 AS DEFINED IN              -----------------------------------------------------
   THE PLAN                 10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
--------------              -------- -------- -------- -------- -------- --------
  $100,000................. $ 19,684 $ 29,525 $ 39,367 $ 49,209 $ 54,209 $ 54,209
   200,000.................   43,684   65,525   87,367  109,209  119,209  119,209
   300,000.................   67,684  101,525  135,367  169,209  184,209  184,209
   400,000.................   91,684  137,525  183,367  229,209  249,209  249,209
   500,000.................  115,684  173,525  231,367  289,209  314,209  314,209
   600,000.................  139,684  209,525  279,367  349,209  379,209  379,209
   700,000.................  163,684  245,525  327,367  409,209  444,209  444,209
   800,000.................  187,684  281,525  375,367  469,209  509,209  509,209

  The values reflected in the above chart represent the application of the Retirement Plan formula to the specified amounts of compensation and years of service. The compensation covered by the Retirement Plan is salary and bonus, as reported in the Summary Compensation Table. The credited years of service under the Retirement Plan for each of the individuals included in the Summary Compensation Table are as follows: Mr. Schofield--30 years, Mr. Salizzoni--1 year, Mr. Lagow--none, Mr. Lloyd--5 years and Mr. Frestel--3 years.

  USAir has entered into agreements with Messrs. Lagow, Salizzoni, Lloyd and Frestel which provide for a supplement to their retirement benefits under the Retirement Plan. This supplement is designed to provide such persons with those benefits they would have received had they been employed by USAir for the minimum number of years to be entitled to full retirement benefits under the Retirement Plan.

  USAir adopted, effective January 1, 1993, a defined contribution retirement program for its eligible non-contract employees (the "Retirement Savings Plan") as a replacement for the Retirement Plan described above. Under the Retirement Savings Plan, eligible employees may elect to contribute on a tax-deferred basis up to 13% of their pre-tax compensation, subject to a maximum annual contribution of $9,240 in 1994. USAir will also contribute to each employee's account in the Retirement Savings Plan (i) a matching contribution equal to 50% of each employee's contribution, subject to a maximum of 2% of the employee's annual pre-tax compensation, (ii) a basic contribution which ranges, depending on the employee's age, from 2% to 8% of the employee's annual pre-tax compensation and (iii) if USAir's pre-tax profit margin, as defined, exceeds certain thresholds, a profit sharing contribution up to a maximum of 7.5% of an employee's annual pre-tax compensation. USAir made no contributions under the profit sharing component of the Retirement Savings Plan in 1994. Pre-tax compensation is defined for purposes of the Retirement Savings Plan as base pay plus bonus, plus an employee's tax deferred contributions under such Plan up to a maximum of $150,000 in 1994. USAir also established a non-qualified supplemental defined contribution plan (the "Supplemental Savings

Plan") in 1993, which credits amounts to accounts of certain officers who participate in the Retirement Savings Plan but who are adversely affected by the maximum benefit limitations under qualified plans imposed by the Code. Amounts obligated to be paid by USAir under the Supplemental Savings Plan will be deposited in a trust established for the benefit of the participants. See the "All Other Compensation" column of the Summary Compensation Table for the amounts contributed or allocated in 1994 to Messrs. Schofield, Salizzoni, Lagow, Lloyd and Frestel under the Retirement Savings Plan and the Supplemental Savings Plan.

  Under the Retirement Savings Plan and the Supplemental Savings Plan, participants may direct the investment of their contributions and USAir's contributions to their accounts among certain investment funds. Participants' contributions are fully vested when made. USAir's contributions vest when the participant has been employed by USAir for at least two years.

ADDITIONAL BENEFITS

  USAir has in effect an Officers' Supplemental Benefit Plan, which provides certain benefits to a current or retired officer's spouse and children under age 19 following the officer's death. These benefits include: (i) dependent survivors' monthly income benefit and (ii) dependent survivors' health care insurance.

  A dependent survivors' monthly income benefit is payable to the eligible spouse or children of a deceased officer or retired officer in an amount equal to 20% of the monthly basic rate of salary payable to the officer the day prior to death or, in the case of a deceased retired officer, the day prior to retirement. Monthly income benefits will be reduced by the amount of any spouse protection benefit payable from Retirement Plan funds, and are subject to cessation upon the occurrence of certain specified events. In no case are monthly income benefits payable for more than 19 years following the date of death.

  The eligible surviving spouse or children of a deceased officer or retired officer are also entitled to receive dependent survivors' health care insurance, which provides the medical, major medical and dental insurance benefits generally available to dependents of salaried employees of USAir. Eligibility for this coverage ceases upon the occurrence of certain specified events.

  USAir also maintains a split-dollar life insurance plan under which individual term life insurance is available to its officers in the amount of three times base salary. The plan also provides for accrual of a cash value component for each officer who holds a policy. Under the plan, during 1994, USAir paid the premiums on the term and whole life insurance components of the policy. The premium attributable to the term life insurance of the policy is treated as income to the participant. At death, prior to transfer of the policy to the participant, the beneficiary receives the amount of the coverage less any amount necessary to reimburse the employer for its investment, and the beneficiary is entitled to any additional proceeds. Upon transfer of the policy to the participant, the participant is entitled to the cash surrender value of the policy in excess of the amount payable to the employer for recovery of its investment. See the "All Other Compensation" column of the Summary Compensation Table for information concerning compensation with respect to Messrs. Schofield, Salizzoni, Lagow, Lloyd and Frestel that was attributable to the split dollar life insurance plan.

ARRANGEMENTS CONCERNING TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

  USAir currently has employment contracts (the "Employment Contracts") with the executive officers (the "Executives") named in the Summary Compensation Table. The terms of the Employment Contracts extend until the earlier of the fourth anniversary thereof or the Executive's normal retirement date and are subject to automatic one-year annual extensions on each anniversary date (to the fourth anniversary of such anniversary date) unless advance written notice is given by USAir. In exchange for each Executive's commitment to devote his or her full business efforts to USAir, the agreements provide that each Executive will be re-elected to a responsible executive position with duties substantially similar to those in effect during the prior year and will receive (1) an annual base salary at a rate not less than that in effect during the previous year, (2) incentive compensation as provided in the contract and (3) insurance, disability, medical and other benefits generally granted to other officers. In the event of a change of control, as defined in each Employment Contract, the term of each Employment Contract is automatically extended until the earlier of the fourth anniversary of the change of control date or the Executive's normal retirement date. As a result of amendments to the Employment Contracts entered into in June 1992, the acquisition of 20% or more of the outstanding securities of the Company under circumstances in which the acquiror would obtain the power to elect 20% or more of the members of the Board of Directors was added to the definition of a change of control under the Employment Contracts. To the extent permitted by Foreign Ownership Restrictions and assuming the consummation of the Second Purchase (the "Second Closing") results in BA's electing at least 20% of the Board of Directors, the Second Closing would be treated as a change of control and would result in extension of the term of each Employment Contract until the earlier of the fourth anniversary of the Second Closing or the Executive's normal retirement date. On March 7, 1994, BA announced that it would not make any additional investments in the Company until the outcome of measures to reduce the Company's costs and improve its financial results is known.

  The Employment Contracts provide that, should USAir or any successor fail to re-elect the Executive to his or her position, assign the Executive to inappropriate duties which result in a diminution in the Executive's position, authority or responsibilities, fail to compensate the Executive as provided in the Employment Contract, transfer the Executive in violation of the Employment Contract, fail to require any successor to USAir to comply with the Employment Contract or otherwise terminate the Executive's employment in violation of the Employment Contract, the Executive may elect to treat such failure as a breach of the Employment Contract if the Executive then terminates employment. As liquidated damages as the result of an event not following a change of control that is deemed to be a breach of the Employment Contracts, USAir or its successor would be required to pay the Executive a lump sum equal to his or her annual base salary for the then remaining term of the Employment Contract, and to continue granting certain employee benefits for the then remaining term of the Executive's Employment Contract. If the breach follows a change of control, the Executive would be entitled to receive (i) an amount equal to the product of three times the sum of the Executive's annual base salary plus an annual bonus, (ii) a lump sum equal to the actuarial equivalent of the pension benefits which the Executive would have received had he or she remained employed by USAir until the end of the term of the Employment Contract, (iii) medical benefits until such time as the Executive qualifies for group medical benefits from another employer, (iv) travel benefits for the Executive's life,
(v) reimbursement of reductions in salary sustained by the Executive as a result of a comprehensive cost reduction program initiated by USAir in October 1991, and (vi) continuation of certain other benefits during the remainder of the term of the Employment Contract. If an agreement or agreement in principle relating to a change of control were reached prior to Mr. Schofield's retirement and a suitable replacement were elected and assumed his duties, Mr. Schofield would be entitled to receive the benefits described in the immediately preceding sentence. In addition, except under the circumstances described in the immediately following paragraph, during the 30-day period immediately following the first anniversary of a change of control any Executive could elect to terminate his or her Employment Contract for any reason and receive the liquidated damages described in the immediately preceding sentence. Each Employment Contract provides that if USAir breaches the Employment Contract, as described above, each Executive shall be entitled to recover from USAir reasonable attorney's fees in connection with enforcement of such Executive's rights under the Employment Contract. Each Employment Contract also provides that any payments the Executive receives in the event of a termination shall be increased, if necessary, such that, after taking into account all taxes he or she would incur as a result of such payments, the Executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Section 4999 of the Code.

  In order to facilitate consummation of the acts and transactions contemplated by the Investment Agreement, the Executives agreed in January 1993 to an amendment to their Employment Contracts that will become effective upon the Second Closing (i) to eliminate their right to elect to terminate their Employment Contracts without any reason during the 30-day period immediately following the first anniversary of the Second Closing; (ii) that USAir may transfer the Executive's employment to any location that meets certain criteria in the Employment Contracts without such relocation constituting a breach of the Employment Contracts; (iii) that consummation of the Second Closing would be treated as the only change of control with respect to BA; and (iv) that following the Second Closing, USAir may make certain changes in benefit plans affecting the Executives that are not material, as that term is defined in the Employment Contracts, provided that the changes apply to all eligible officers of USAir and are approved by a majority of the directors of the Company not elected by BA. As discussed above, BA announced on March 7, 1994 that it will not make any additional investments in the Company under current circumstances.

  Currently, under the Company's 1984 Stock Option and Stock Appreciation Rights Plan (the "1984 Plan") and 1988 Stock Incentive Plan (the "1988 Plan," and together with the 1984 Plan, the "Plans"), pursuant to which employees of the Company and its subsidiaries have been awarded stock options and stock appreciation rights with respect to Common Stock and, in the case of the 1988 Plan, shares of Restricted Stock, the occurrence of a change of control, as defined, would make all granted options immediately exercisable without regard to the vesting provisions thereof. In addition, grantees would be able, during the 60-day period immediately following a change of control, to surrender all unexercised stock options not issued in tandem with stock appreciation rights under the Plans to the Company for a cash payment equal to the excess, if any, of the fair market value of the Common Stock over the exercise prices of such stock options or the positive value of any stock appreciation rights. In June 1992, the Company amended the definition of a change of control in the Plans with the result that, to the extent permitted by Foreign Ownership Restrictions and assuming the Second Closing results in BA's electing at least 20% of the Board of Directors, the Second Closing would be treated as a change of control thereunder. As of August 31, 1995, there were unexercised stock options to purchase 391,595 shares of Common Stock (of which 48,600 had tandem stock appreciation rights) under the 1984 Plan and unexercised stock options to purchase 3,119,250 shares of Common Stock (none of which had tandem stock appreciation rights) under the 1988 Plan. (As of August 31, 1995, 2,849,925 of the 3,119,250 options outstanding under the 1988 Plan and 280,895 of the 391,595 options outstanding under the 1984 Plan were exercisable pursuant to their normal vesting schedule.) As of August 31, 1995, the weighted average exercise price of all the outstanding stock options was approximately $21.22. On August 31, 1995, the closing price of a share of Common Stock on the New York Stock Exchange was $8.125. See the "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" table for information regarding stock options held by the Executives named in that table.

  As of August 31, 1995, 3,000 shares of Restricted Stock previously granted to Mr. Salizzoni may (i) become free of transfer restrictions upon their normal vesting schedule or (ii) be subject to accelerated vesting upon a termination of employment which triggers the payment of liquidated damages under the Employment Contracts, as discussed above, regardless of whether the termination occurred following a change of control as defined in the Employment Contracts. See "Beneficial Security Ownership" for information regarding Restricted Stock owned by Mr. Salizzoni.

  With respect to Mr. Lagow, in order to induce him to accept its offer of employment in 1992, USAir agreed, among other things, to pay Mr. Lagow $1 million in four equal installments, an installment being due and payable on each of the first four anniversaries of the commencement of his employment by USAir, provided Mr. Lagow remains employed by USAir. This payment was intended to compensate Mr. Lagow for stock options and restricted stock which he forfeited when he left his former employer. In the event of a change of control under his Employment Contract or wrongful termination thereunder, USAir has also agreed to pay Mr. Lagow in a lump sum any unpaid balance of this obligation.

  Notwithstanding anything to the contrary set forth in any of the Company's or USAir's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that incorporates by reference this Proxy Statement, in whole or in part, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE OF THE BOARD OF DIRECTORS

  The policies of the Compensation and Benefits Committee of the Board of Directors (the "Compensation Committee") with respect to compensation of the Company's executive officers are to:

  . attract and retain talented and experienced senior management by offering compensation that is competitive with respect to other major U.S. airlines and other U.S. companies of comparable size; and

  . motivate senior management to provide a high-quality product to consumers with the ultimate goal of maximizing profitability and stockholder returns by offering incentive and long-term compensation that is linked to return on sales and the market value of the Common Stock.

  The compensation package for executive officers of the Company is comprised of three elements--base salary, annual cash incentive compensation, and long-term incentive compensation. The Compensation Committee plays an active role in the oversight and review of all compensation paid to executive officers of the Company. Ordinarily, the Compensation Committee and the full Board of Directors, in consultation with the Senior Vice President-Human Resources of USAir and, if warranted, an independent compensation consultant, annually review the total compensation package of the Company's executive officers, including the Chairman and Chief Executive Officer and the four other officers named in the Summary Compensation Table. This review did not occur during the last fiscal year. Because of the Company's continued financial losses, no salary increases were contemplated for executive officers in 1994 and hence a competitive salary review was deemed unnecessary. In past years when a salary review was undertaken, the Compensation Committee reviewed the market rate for peer-level positions of the other major domestic passenger airlines, including, but not limited to, Delta Air Lines, Inc. ("Delta"), United Air Lines ("United") and American Airlines ("American"). Delta, United and American (or their parent companies) are included in the S&P Airline Index, which has been used in prior years' Performance Graphs. Based primarily on this comparison, the Compensation Committee established the base salary for the Chief Executive Officer and other executive officers.

  While the Compensation Committee reviews the salaries of the other major airlines to establish a market rate, the Committee does not necessarily "target" any specific range, such as the lower end, median or upper end of the comparison range, when setting the Chief Executive Officer's base salary. As discussed below, in 1992, after an independent compensation consultant conducted a study of comparable airline officers' salaries, the Compensation Committee recommended an increase in the Chief Executive Officer's base salary to the median level of the comparison range reflected in the study, but Mr. Schofield declined to accept an increase. According to publicly available information, the current base salary of the Company's Chief Executive Officer is lower than the base salaries for the chief executive officers of Delta, United, American and Southwest Airlines, Inc. Mr. Schofield does not participate in Compensation Committee or Board of Directors deliberations or decision-making regarding any aspect of his compensation. As discussed above, Mr. Schofield will retire from his positions as Chairman and Chief Executive Officer of the Company and USAir once a successor is elected to and assumes the duties of those positions.

  Each of the executive officers named in the Summary Compensation Table has an employment agreement with the Company which guarantees a certain level of base salary. Each executive officer's employment agreement provides that he will receive base salary at least equal to the highest base salary paid during the preceding twelve-month period. In the event that the Company violates this provision of the agreement, the officer may terminate his employment for "good reason" under the agreement and receive a payout of compensation and benefits for the remainder of the four-year employment period protected by the agreement.

  The principal elements of the Company's compensation paid to the executive officers in the last completed fiscal year are discussed below.

  Base Salary. As reported by the Compensation Committee in prior reports, the Compensation Committee had reduced the salaries of the executive and other officers for a fifteen-month period commencing on January 1, 1992 and ending on March 29, 1993. This salary reduction was part of a comprehensive Company-wide salary reduction program. Each of the executive officers of the Company agreed to the reductions in salary, waiving the base salary guarantees in their employment agreements, where applicable.

  Historically, the Compensation Committee has awarded merit increases based on measuring individual performance against objectives. However, due to the Company's poor financial performance since 1989, the Compensation Committee had not awarded merit increases in executive officer base salaries since 1989. From 1989 to 1993, salaries were increased only as a result of a promotion or an increase in responsibilities.

  In 1992, after the commencement of the salary reduction program, the Company commissioned an independent compensation consultant to conduct a comprehensive study of the salaries of comparable airline officers. The study disclosed that the base salaries of the Company's executive officers (prior to reduction under the salary reduction program) were substantially below those salaries for analogous positions at major competitors. After reviewing the results of the study and considering its desire to motivate and retain the Company's key executive officers, and the officers' individual performance and experience, the Compensation Committee established new base salaries for executive officers (other than the Chief Executive Officer) at the conclusion of the salary reduction period in 1993, targeting the median of the comparative range reflected in the study. Based on the salary review, the Compensation Committee proposed a new base salary for the Chief Executive Officer of $590,000. However, because of the Company's poor financial performance, Mr. Schofield declined to accept an increase in base salary and his salary was restored to its pre-reduction level of $500,000. The new base salaries for the other four executive officers named in the Summary Compensation Table became effective in April 1993. As stated above, as a result of the Company's continuing financial losses, no salary increases were considered by the Compensation Committee during 1994. Except as set forth below, the base salaries established by the Compensation Committee in 1993 remained effective throughout 1994 and remain in effect today.

  On April 1, 1994, Mr. Salizzoni was promoted from Executive Vice President-Finance to the position of President and Chief Operating Officer. At the time of his promotion, the Compensation Committee approved an increase in his base salary commensurate with his increased responsibilities.

  In March 1994, the Company commenced negotiations with its labor unions in an effort to reduce annual personnel costs by $500 million through concession agreements involving wage and benefit reductions, improved productivity and other cost savings. In 1994, in light of the union negotiations, Messrs. Schofield and Salizzoni requested a reduction in their base salaries as a demonstration of leadership. In November 1994, the Compensation Committee approved a reduction in the base salaries of the Chief Executive Officer and the President and Chief Operating Officer. Effective in December 1994, their base salaries were reduced in accordance with the following schedule:

  . 10% of the amount of salary between $5,000 and $20,000;

  . 15% of the amount of salary between $20,000 and $50,000;

  . 20% of the amount of salary between $50,000 and $100,000; and

  . 25% of the amount of salary between $100,000.

Both executive officers signed waivers of the applicable provisions of their employment agreements guaranteeing a higher level of base salary. As described in the Company's Form 10-Q Quarterly Report for the period ended June 30, 1995, in late July the Company announced that it was ending discussions with USAir's unions on a wage concession and restructuring package due to an impasse on key economic and efficiency issues and that it will concentrate on reducing its labor costs through traditional collective bargaining. After the discussions with the unions ended, Messrs. Schofield's and Salizzoni's salaries were restored to their prior levels.

  Annual Cash Incentive Compensation. The Compensation Committee adopted the Executive Incentive Compensation Plan effective on January 1, 1988. The plan is administered by the Compensation Committee. All officers, including the executive officers, of the Company are eligible to participate in the plan.

  The Compensation Committee is authorized to grant awards under this plan only if the Company achieves a two percent or greater return on sales ("ROS") for a fiscal year. The target level of performance is four percent ROS. The maximum level of performance recognized under the plan is a six percent ROS. Additionally, for each officer of the Company, the Compensation Committee has previously set an incentive compensation target percentage and a maximum percentage. If the Company achieves the target performance of four percent ROS, the full target percentage set by the Committee for the individual officer is applied to the individual's base salary for the year to determine the cash bonus award (the "Target Award") for the individual. Target Awards for executive officers range from 30% to 50% of base salary.

  The Compensation Committee is authorized to approve awards under the plan for performance which is less than or greater than the target performance of four percent ROS. If the Company achieves the minimum performance level of two percent ROS, the executive would be paid only half of the Target Award. For performance levels greater than two percent ROS but less than four percent ROS, a proportionate percentage of the Target Award would be paid. In the event that the Company's performance level exceeds the target performance of four percent ROS, the Company would pay amounts greater than the Target Award. If the Company achieves the maximum target performance of six percent ROS, the executive would receive the maximum percentage which is twice the Target Award. The maximum awards for executive officers, set by the Compensation Committee pursuant to the plan, range from 60% to 100% of base salary. For performance levels greater than four percent ROS but less than six percent ROS, a proportionate percentage of the Target Award would be paid. The plan also provides that the Compensation Committee may adjust awards to executive officers based on individual performance; however, in no event may the award exceed 250% of the Target Award for such individual. The Compensation Committee has never made any such adjustments.

  The Compensation Committee last approved payments to executive officers under this plan for the fiscal year ended December 31, 1988. The Company has failed to achieve the minimum two percent ROS performance level in any fiscal year since 1988 and, therefore, the Compensation Committee has not made any awards under the plan since then. The Compensation Committee will continue to review the effectiveness of the plan and, if the Compensation Committee deems appropriate, could recommend changes to the plan in the future.

LONG TERM INCENTIVE PROGRAMS

  Stock Options. The executive officers of the Company participate in the Company's 1984 Stock Option and Stock Appreciation Rights Plan (the "1984 Plan") and the 1988 Stock Incentive Plan (the "1988 Plan"). Both the 1984 Plan and the 1988 Plan are administered by the Compensation Committee. The Compensation Committee is authorized to grant options under these plans only at an exercise price equal to the fair market value of a share of Common Stock on the effective date of the grant.

  The Compensation Committee determines the size of any option grant under the plans based upon (i) the Compensation Committee's perceived value of the grant to motivate and retain the individual executive; (ii) a comparison of long-term incentive practices within the commercial airline industry; (iii) a comparison of awards provided to peer executives within the Company; and (iv) the number of outstanding options held by the grantee and the exercise prices of these options. Although the Compensation Committee supports and encourages stock ownership in the Company by its executive officers, it has not promulgated any standards regarding levels of ownership by executive officers.

  During 1994, the only executive officers to be granted options were newly hired executive officers and executive officers who received promotions. As stated above, on April 1, 1994, Mr. Salizzoni was promoted to the position of President and Chief Operating Officer. At the time of his promotion, the Compensation Committee awarded Mr. Salizzoni the option to purchase 100,000 shares of Common Stock, under the terms of the 1988 Plan. The stock option awards made in 1994 were non-qualified options and were subject to a vesting schedule under which 25% of the options vested on the first anniversary of the award, 25% of the options will vest on the second anniversary of the award, and the remaining 50% of the options will vest on the third anniversary of the award.

  In connection with the company-wide salary reduction program in 1992 and 1993, the Company established the 1992 Stock Option Plan (the "1992 Plan"). The 1992 Plan is also administered by the Compensation Committee. Under the 1992 Plan, the Compensation Committee granted every employee of the Company who participated in the salary reduction program non-qualified options to purchase 50 shares of Common Stock at $15 per share for each $1,000 of salary foregone during the reduction period. The Compensation Committee granted executive officers options under the 1992 Plan in accordance with the same formula applicable to all other employees of the Company.

  Restricted Stock. Under the terms of the 1988 Plan, the Compensation Committee is authorized to grant awards of Restricted Stock. From 1988-1990, the Compensation Committee granted Restricted Stock to a total of nine executive officers, some of whom are no longer employed by USAir. These awards were all subject to a five year vesting schedule, with restrictions lapsing on a percentage of the award on each anniversary of the award. No awards of Restricted Stock have been granted by the Compensation Committee since 1990.

  During 1994, the restrictions expired on a total of 20,000 shares of Restricted Stock held by the Chief Executive Officer, which shares were originally granted in 1989 and 1990. Restrictions also expired during 1994 on a total of 10,000 shares of Restricted Stock held by Messrs. Salizzoni, Lloyd and Frestel, which shares were originally granted in 1989 and 1990.

  The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. Section 162(m) provides that companies will not be entitled to a tax deduction for certain compensation paid to any executive officer to the extent that the compensation exceeds $1 million in a taxable year. In December 1994, the Securities and Exchange Commission issued amendments to the proposed regulations under Section 162(m). The Compensation Committee is studying Section 162(m) and the proposed regulations thereunder and is in the process of determining whether to recommend that the Company take the necessary measures to conform its compensation to Section 162(m).

  The Compensation Committee will continue to review all executive compensation and benefits matters presented to it and will act based on the best information available in the best interests of the Company, its shareholders and employees.

                                        Mathias J. DeVito, Chairman
                                        George J. W. Goodman
                                        John W. Harris
                                        Roger P. Maynard
                                        John G. Medlin, Jr.
                                        Raymond W. Smith

                               PERFORMANCE GRAPH

                        PERFORMANCE GRAPH APPEARS HERE

                                                         S&P          PEER
Measurement Period           USAIR          S&P          AIRLINE      ISSUER
(Fiscal Year Covered)        GROUP          500 INDEX    INDEX        INDEX
---------------------        ----------     ---------    ----------   ---------
Measurement Pt-12/30/1989    $100.00        $100.00      $100.00      $100.00
FYE 12/30/1990               $ 47.19        $ 93.44      $ 69.51      $ 76.21
FYE 12/30/1991               $ 36.33        $118.02      $ 89.01      $ 97.01
FYE 12/30/1992               $ 38.20        $123.29      $ 77.75      $ 91.41
FYE 12/30/1993               $ 38.58        $131.99      $ 84.78      $104.19
FYE 12/30/1994               $ 12.73        $129.96      $ 73.15      $ 75.63





  The above graph compares the performance of the Company's Common Stock during the period January 1, 1990 to December 31, 1994 with the S&P 500 Index and a peer issuer index (the "Peer Issuer Index"). It also depicts the S&P Airline Index during the relevant time period, which was the index used in previous performance graphs of the Company. The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the Peer Issuer Index, as well as the S&P Airline Index, at closing prices on December 29, 1989. The stock price performance shown on the graph above is not necessarily indicative of future price performance. The Peer Issuer Index consists of AMR Corporation, Delta Air Lines, Inc., Southwest Airlines, Inc. and the Company. The S&P Airline Index consists of AMR Corporation, Delta Air Lines, Inc., UAL Corporation and the Company.

  The Company has selected the Peer Issuer Index for use in the above and future performance graphs in lieu of the S&P Airline Index because one of the companies in the S&P Airline Index, UAL Corporation, underwent a complex recapitalization in 1994 which makes it difficult to compare the return over time on an initial investment in UAL Corporation to the return on similar investments in the other corporations contained in that index. This is due in part to the fact that holders of common stock of UAL Corporation prior to the recapitalization received a combination of cash and various securities in exchange for their common stock pursuant to the recapitalization. To determine the December 31, 1994 value of the UAL Corporation component of the S&P Airline Index, the Company used its good faith efforts to value at December 31, 1994 each element of the combination of cash and securities received by common stockholders of UAL Corporation in 1994 as a result of the recapitalization. The replacement index, the Peer Issuer Index, is identical to the S&P Airline Index except for the deletion of UAL Corporation and the addition of Southwest Airlines, Inc. The Company believes that the substitution of Southwest Airlines, Inc. makes the Peer Issuer Index a more accurate benchmark against which to compare the stock price performance of the Company over time.

                       SELECTION OF AUDITORS (ITEM NO. 2)

  The Board of Directors of the Company has named KPMG Peat Marwick LLP as independent public accountants to examine the financial statements of the Company for fiscal year 1995, subject to ratification and approval by the stockholders. KPMG Peat Marwick LLP acted in the same capacity during 1994. A representative from that firm is expected to be present at the annual meeting of stockholders and will be afforded an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

  Fees for KPMG Peat Marwick LLP's 1994 services will amount to approximately $818,400, including $465,800 for the examination of financial statements and issuance of reports in compliance with debt or other agreements relating to annual audited financial statements and $352,600 for limited reviews of interim financial statements, consultation and assistance on accounting, tax, and related matters, services performed in connection with preparation of registration statements and examination of financial statements of employee benefit plans.

                             STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING (ITEM NO. 3)

  The New York City Police Pension Fund, One Centre Street, New York, New York 10007-2341, which owns 45,955 shares of Common Stock, has advised the Company of its intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, present in person or represented by proxy and entitled to vote at the annual meeting.

  "RESOLVED, that the shareholders of the Company request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Company."

SUPPORTING STATEMENT OF THE PROPONENT

  "The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

  "Many excellent companies use confidential voting. None have reported any difficulty reaching quorums or meeting supermajority vote requirements and those surveyed reported that the added cost of implementing confidentiality was negligible.

  "Strong support was shown at the last annual meeting when 31.5% of the votes (excluding abstentions) were cast in favor of this proposal.

  "It is our belief that shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

  "This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Company to have access to the vote of its shareholders without their specific consent.

  "Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

  "We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

  "We hope that you would agree and vote FOR this proposal."
                                         ---

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Board of Directors believes that approval of the stockholder resolution would limit the Company's ability to communicate with its stockholders and urges stockholders to vote against the resolution.

  For more than twenty years the Company has used an independent tabulator and inspector of election and has no plans to discontinue this practice. The proponent's resolution would have no effect on the Company's practice in this regard. However, the Company is opposed to a requirement that balloting be confidential.

  In recent years the SEC has amended its proxy rules to improve communications between corporations and beneficial owners. Confidential voting is inconsistent with open communications. In the interest of promoting an open dialogue with its stockholders, the Company believes it should be able to communicate with its stockholders as permitted under the proxy rules without the impediments that confidential voting would impose. The proponent acknowledges that the Company has not coerced its stockholders and that it complies with current Federal and state proxy regulations in its communications with stockholders.

  The Company also believes that cutting off its access to voting results would interfere with the vote gathering and tabulation process. The Company is responsible for, among other things, soliciting votes to obtain a quorum, pursuing proxies that are missing in the mails and helping to resolve voting ambiguities. Currently, almost 90% of the Common Stock is held in the names of nominees. The tabulating process has become increasingly cumbersome as ownership has been layered through the use of depositories, nominees and "street names." The addition of a further layer of secrecy would, in the Company's view, only make the process more cumbersome and costly. To the extent the Company cannot participate and clarify voting ambiguities, shares may not be voted and stockholders may be disenfranchised.

  In summary, the Company believes that confidential voting would impair stockholder communications and would not serve any useful purpose.

  ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 3).

STOCKHOLDER PROPOSAL RELATING TO COMPENSATION CONTINGENT ON A CHANGE OF CONTROL (ITEM NO. 4)

  Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, who owns shares of Common Stock with a market value in excess of $1,000, has advised the Company of his intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, present in person or by proxy at the annual meeting.

  "RESOLVED, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

SUPPORTING STATEMENT OF THE PROPONENT

  "Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as "golden parachutes.' These contracts are awarded without shareholder approval.

  "The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety-eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

  "Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

  "As a founding member of the Investors Rights Association of America it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

  "I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Company believes that contractual arrangements which provide reasonable contingent compensation to key executives who are terminated following a change of control form an important and entirely appropriate element of an executive benefit program. This is especially true in light of the keen competition for outstanding senior management personnel, developments in the field of management compensation and the high level of takeover activity in past years.

  Although the proposal does not relate to the Company's existing severance arrangements, the Board of Directors believes that to adopt such a policy with respect to future arrangements would impair the Company's ability to recruit top executives, unless the Company were willing to make other employment arrangements that might well be more costly to the Company.

  The Board of Directors believes that the Company's existing severance program is in the mainstream of business practices today. The Board of Directors also believes that severance agreements of this type are in the stockholders' interests because the arrangements help ensure that key executives will not be distracted by the personal uncertainties that arise during a threatened change in control. The agreements, which have no current cost to the Company, are designed to keep key executives' undivided attention on their duties, at precisely the time when it is needed most. Without a severance agreement, executives could be tempted to leave the Company for another position which offers greater security or to oppose a change in control that was in the stockholders' best interests. In summary, the agreements help motivate key executives to act objectively and in the stockholders' best interests, even when their jobs and financial well-being may be threatened by a would-be acquiror of the Company.

  The Board of Directors believes that the Company's severance agreements are in the Company's best interests and that they create no conflict of interest or personal incentive adverse to the interests of stockholders.

  ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 4).

STOCKHOLDER PROPOSAL RELATING TO DIRECTORS' RETIREMENT BENEFITS (ITEM NO. 5)

  Mr. Kenneth Steiner, 14 Stoner Avenue, Great Neck, New York 11024, who owns shares of Common Stock with a market value in excess of $1,000, has advised the Company of his intention to introduce the following resolution at the annual meeting. To be adopted this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, present in person or by proxy at the annual meeting.

  "RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

SUPPORTING STATEMENT OF THE PROPONENT

  "Aside from the usual reasons, presented in the past, regarding "double dipping,' that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

  "Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

  "But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management "cronyism' that can easily be at odds with shareholder and company interest.

  "A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record than their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

  "I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Company believes that approval of the stockholder resolution would not be in the best interests of the Company and its stockholders and urges stockholders to vote against the resolution.

  Current non-employee directors of the Company are eligible to receive relatively modest retirement benefits if they have served for specified periods of time. Eligible directors receive an annual retirement benefit equal to the highest annual retainer in effect for active directors during the five years prior to retirement. If the annual retainer for active directors is increased, the annual retirement benefit paid to retired directors is increased by an amount equal to 50 percent of the increase in retainer paid to active directors. The current annual retainer for the Company's active directors is $18,000.

  As the proponent recognizes, many companies offer their outside directors pensions. A recent examination of more than 800 proxy statements of American corporations indicates that almost half of the companies studied provided these benefits (Korn/Ferry International Twenty-Second Annual Board of Directors Study--1995). In fact, because many companies do not disclose in their proxy statements the benefits provided to outside directors, it is likely that the actual figure is higher. The Compensation Committee recommended the adoption of the current retirement plan for outside directors in 1987 after surveying trends among U.S. corporations and reviewing recently adopted plans of several large corporations.

  The Company does not believe that it is in its stockholders' best interests to restrict the Company's ability to determine appropriate levels of retirement benefits for directors. Because of the many challenges currently facing the Company, it needs the services of experienced, talented individuals with the ability to exercise astute judgment and make important decisions about the Company's future. To encourage those persons to accept directorships and continue to serve, the Company has decided to afford directors who have provided designated levels of service to the Company retirement benefits.

  The Company believes that the proponent's suggestion that the directors' retirement benefits contribute to "entrench[ment of] management's controls over corporate policies" is groundless. The proponent offers no evidence that the impartiality of the Company's directors has been compromised in any way by the existence of the retirement plan for directors.

  ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 5).

STOCKHOLDER PROPOSAL RELATING TO "HIGH-PERFORMANCE WORKPLACE" (ITEM NO. 6)

  The Amalgamated Bank of New York Long View Collective Investment Fund, 11-15 Union Square West, New York, New York 10003, which owns 5,300 shares of the Common Stock, has advised the Company of its intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, present in person or by proxy at the annual meeting.

  "RESOLVED: That the stockholders of USAir Group (the "Company' or "USAir') request that the Board of Directors commit our Company to the goal of creating a high-performance workplace based on policies of workplace democracy and meaningful worker participation, and prepare a report to be delivered to the stockholders of the Company no later than two months prior to the next annual meeting of stockholders at reasonable expense identifying the extent to which the Company is implementing a high-performance workplace based on those policies, using the criteria set out in the U.S. Department of Labor's (the "Labor Department') 1994 report, Road to High-Performance Workplaces: A Guide to Better Jobs and Better Business Results (the "1994 Report')."

SUPPORTING STATEMENT OF THE PROPONENT

  "The American workplace is undergoing significant changes and restructuring to meet the challenges of global competition in the 21st century. USAir should be a leader in creating a workplace which allows it to compete in a global marketplace.

  "Presently, various companies are working to create "high-performance workplaces' through policies that emphasize employee training, compensation linked to performance, direct employee involvement in corporate decision-making, employment security and a supportive work environment.

  "In an August 1993 report entitled High Performance Work Practices and Firm Performance (the "1993 Report'), the Labor Department found that high-performance work practices are positively related to both productivity and long-term financial performance, and that innovative workplace practices may be crucial to the future competitiveness of American industry.

  "In the 1994 Report, the Labor Department published a detailed checklist of criteria which companies can use to measure their progress towards achieving a high-performance workplace.

  "We believe that high-performance work practices will enhance the Company's ability to attract, develop and keep good people. In recent years, Fortune's annual survey of most admired corporations has placed a company's ability to attract, develop and keep good people among the top three measurements of corporate reputation.

  "Effective employee participation is crucial to developing a high-performance workplace. Moreover, Congress has recognized the value of a more supportive and productive workplace through such laws as the Family and Medical Leave Act and the Americans with Disabilities Act.

  "In the 1993 Report, the Labor Department indicated that "[t]here appears to be a widespread firm interest in using new workplace practices.' The Labor Department is encouraging companies to create high-performance workplaces as a way to boost American competitiveness, and it has encouraged investors to consider workplace practices in making their decisions. Investors may lack sufficient data to properly evaluate the Company's efforts to create a high-performance workplace. Therefore, we request that the Company affirm its commitment to these principles and prepare a report on its actions for implementing them.

                   "WE URGE YOU TO VOTE FOR THIS RESOLUTION!"

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Company is already committed to the goal of creating a "high-performance workplace." The 1994 Report, which describes the "road to high-performance workplaces," discusses the importance of, among other things, employee training, employee participation in workplace decisions, flattening the organizational structure of a company, labor-management partnerships, performance- and skilled-based compensation, a supportive work environment and the integration of human resource policies and workplace practices with business strategies. The Company is addressing many of these issues as part of its ongoing efforts to achieve $1 billion in annual cost savings in order to return to profitability.

  As part of its efforts, the Company is pursuing organizational and structural changes, reengineering and initiatives to increase productivity. Certain of these efforts are part of a plan launched in 1994 called the "Continuous Improvement Program" ("CIP"). Management and union employees are working closely together to redesign work processes. Certain departments are employing self-directed work teams, which eliminate unnecessary layers of management and permit employees to work together to decide how best to perform their jobs and solve problems. The Company is using CIP to change the corporate culture. The program aims to foster an environment of teamwork by improving communication within and between departments. The Company is also committed to the training and development of its employees and is dedicated to passenger and employee safety. In fact, it is currently evaluating new training initiatives. In addition, the Company is redesigning and implementing performance management initiatives for each department. Performance management involves monitoring employees' performance against targets that reflect the Company's goals. Compensation will be linked to individual and team performance as evaluated through this program. The measures highlighted above are just a few examples of the Company's programs designed to enhance the workplace and improve the Company's results of operations.

  Certain of the above initiatives, as well as others, are described in more detail in "An Interview with the President", an article in the Company's 1994 Annual Report that was distributed to all stockholders. In addition, the Company describes its efforts in its public filings with the SEC and less formally through interviews with newspaper reporters and conference calls with industry analysts. Thus, the Company is already dedicated to communicating to its stockholders its endeavors to achieve a high-performance workplace and improve its financial results. The proposal would require that a report be prepared and disseminated to stockholders using the several dozen criteria in the 1994 Report's "Workplace Practice Checklist." The Company believes that preparing a report responsive to this lengthy checklist would be a time-consuming exercise requiring the efforts of employees whose services are needed elsewhere. Further, the production and dissemination of this report would add to the Company's expenses at a time when it is trying to reduce costs.

  ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 6).

STOCKHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS (ITEM NO. 7)

  Mrs. Evelyn Y. Davis, The Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 250 shares of Common Stock, has advised the Company of her intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class, present in person or by proxy at the annual meeting.

  "RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner."

  SUPPORTING STATEMENT OF THE PROPONENT

    "This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures than they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

    "If you AGREE, please mark your proxy FOR this resolution."

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Company believes that approval of the stockholder resolution would require the unnecessary expenditure of funds by the Company and would not provide stockholders with any appreciable benefit in return, and it urges stockholders to vote against the resolution.

  The Company complies with all federal, state and local laws relating to political contributions. It believes that essentially all information requested by the stockholder's proposal is publicly available. The significant expense that would be required for the Company to provide this same information by purchasing advertising space in various U.S. newspapers and publishing a separate report to stockholders or including the requested information in other reports to stockholders cannot be justified.

  The total amount of the Company's corporate political contributions is quite small and is insignificant in relation to the Company's business. The Company's corporate policy prohibits the use of Company funds or assets for federal political campaign contributions, in accordance with federal law. Contributions made by the USAir Political Action Committee (the "USAir PAC") are fully funded by employee contributions. The USAir PAC does not contribute any corporate funds. Records of all contributions made by the USAir PAC are filed with the Federal Election Commission and are available to the public.

  For the foregoing reasons, the Company believes that implementation of the stockholder's proposal would constitute a waste of corporate assets precisely at a time when the Company is attempting to reduce costs wherever possible.

  ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 7).

           OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

  The Board of Directors knows of no business which may come before the meeting except that indicated above. However, if other business is brought before the meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.

                     COST AND METHOD OF PROXY SOLICITATION

  Proxies will be solicited by mail. The expense of such solicitation will be borne by the Company. Directors, officers, or regular employees of the Company and USAir may solicit proxies by telephone or in person. The cost of such solicitation will be nominal. In addition, D.F. King & Co., Inc. has been retained by the Company to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. This firm will receive a fee not to exceed $17,500 for its services.

      DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Stockholder proposals, in order to be timely submitted for inclusion in the Company's proxy materials for the 1996 annual meeting of stockholders, expected to be held in late May 1996, must be received at the Company's principal executive offices by January 23, 1996.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  This Proxy Statement incorporates by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, all subsequent Quarterly Reports on Form 10-Q filed before the date of the meeting and Appendices I through IX to the Company's Proxy Statement dated April 26, 1993.

  Any statement contained in a document incorporated by reference in this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any other subsequently filed document which is also incorporated by reference in this Proxy Statement modifies or supersedes such statement. Any statements so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request of such person, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any and all the information that has been incorporated by reference in the Proxy Statement (not including the exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the information that the Proxy Statement incorporates). Written requests should be addressed to the Director-- Investor Relations of USAir Group, Inc., USAir Group, Inc., 2345 Crystal Drive, Arlington, Virginia 22227. Oral requests may be made by telephone to the following number: (703) 418-5305.

                                          By Order of the Board of Directors,

                                                  James T. Lloyd
                                                     Secretary

October 17, 1995

                                                                     PROXY 1995

                               USAIR GROUP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned holder of Common Stock, Series A Cumulative Convertible Preferred Stock, Series F Cumulative Convertible Senior Preferred Stock or Series T Cumulative Convertible Exchangeable Senior Preferred Stock of USAir Group, Inc. hereby appoints SETH E. SCHOFIELD, JAMES T. LLOYD and FRANK L. SALIZZONI, or each of them, each with power of substitution, as proxies of the undersigned to attend the annual meeting of stockholders of said corporation to be held on November 28, 1995 at Arlington, Virginia, or any adjournment or adjournments thereof, to vote upon the proposals described in the proxy statement furnished herewith, and upon the transaction of such other business as may properly come before the meeting, hereby revoking all proxies heretofore given.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4, 5, 6 AND 7 AS SET FORTH ON THE REVERSE SIDE.

           (CONTINUED AND TO BE SIGNED, DATED AND VOTED ON REVERSE)

                         Please mark your votes as this [X]

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2
Item 1--Election of 15 nominees for director: Messrs. Bogle, Colodny, DeVito, Goodman, Harris, Horrigan, LeBuhn, Marshall, Maynard, Medlin, Salizzoni, Schofield, Smith, Stevens and Mrs. Merriman
For [ ] Withhold [ ]

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT PERSON'S NAME AT LEFT.)

Item 2--Ratification of independent auditors.
For [ ]  Against [ ] Abstain [ ]

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3, 4, 5, 6 AND 7
Item 3--Consideration of the stockholder resolution regarding confidential voting.
For [ ] Against [ ] Abstain [ ]

Item 4--Consideration of the stockholder resolution regarding compensation contingent on a change of control.
For [ ] Against [ ] Abstain [ ]

Item 5--Consideration of the stockholder resolution regarding Directors' re-tirement benefits.
For [ ] Against [ ] Abstain [ ]

Item 6--Consideration of the stockholder resolution regarding a "high-performance workplace".
For [ ] Against [ ] Abstain [ ]

Item 7--Consideration of the stockholder resolution regarding disclosure of political contributions.
For [ ] Against [ ] Abstain [ ]

Signature(s)                                                    Date
             --------------------------------------------------     ----------
NOTE: Please sign, date and return this proxy promptly in the enclosed envelope which requires no postage if mailed in the United States. Please sign exactly as name appears. For joint account, each owner should sign.

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE [X]

                                                                     PROXY 1995

                               USAIR GROUP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VOTING INSTRUCTIONS TO TRUSTEE

USAir, Inc. Employee Stock Ownership Plan
Trustee: State Street Bank and Trust Company

As a participant in the USAir, Inc. Employee Stock Ownership Plan (the "ESOP"), I hereby direct State Street Bank and Trust Company as Trustee to vote as indicated herein, upon the proposals described in the proxy statement dated October 17, 1995, at the annual meeting of stockholders of USAir Group, Inc. to be held on November 28, 1995, at Arlington, Virginia, or at any adjournment or adjournments thereof. The Trustee shall exercise its discretion with regard to such other business as may properly come before the meeting. This direction applies to the shares allocated to my account in the ESOP as well as to a proportion of shares in the ESOP which have not yet been allocated to Participants and any allocated shares for which Participant directions have not been received. IF A PROPERLY SIGNED AND DATED CARD IS RETURNED WITHOUT DIRECTIONS, THIS WILL BE CONSID-ERED A DIRECTION TO THE TRUSTEE TO VOTE FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4, 5, 6 AND 7 AS SET FORTH ON THE REVERSE SIDE.

VOTING INSTRUCTIONS TO TRUSTEES

USAir, Inc. 401(k) Savings Plan
Trustee: Fidelity Management Trust Company

USAir, Inc. Employee Savings Plan
Trustee: Fidelity Management Trust Company

As a participant in the USAir, Inc. 401(k) Savings Plan (the "Savings Plan") and/or the USAir, Inc. Employee Savings Plan (the "Employee Savings Plan") I hereby direct Fidelity Management Trust Company as Trustee of the USAir Group Common Stock Fund in the Savings Plan and the Employee Savings Plan to vote as indicated herein upon the proposals described in the proxy statement dated October 17, 1995, at the annual meeting of stockholders of USAir Group, Inc. to be held on November 28, 1995, at Arlington, Virginia, or at any adjournment or adjournments thereof.

           (CONTINUED AND TO BE SIGNED, DATED AND VOTED ON REVERSE)